Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808, 333-139672, 333-151284, 333-149562, 333-150104 and 333-157260 on Form S-8 and Registration Statements No. 333-152783 and 333-153701 on Form S-3 of our reports dated February 25, 2009 relating to the consolidated financial statements of L-1 Identity Solutions, Inc. and Subsidiaries and the effectiveness of L-1 Identity Solutions, Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of L-1 Identity Solutions, Inc. and Subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 25, 2009